PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE CALL FOR FIRST TRUST ENERGY INCOME AND GROWTH FUND AND FIRST TRUST ENERGY INFRASTRUCTURE FUND

WHEATON, IL -- (BUSINESS WIRE) -- January 25, 2013 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Energy Income and Growth Fund (NYSE
MKT: FEN) and First Trust Energy Infrastructure Fund (NYSE: FIF) intend to host a conference call with Energy Income Partners, LLC ("EIP"), the Funds' investment sub-advisor, on FRIDAY, FEBRUARY 8, 2013, AT 11:00 A.M. EASTERN TIME. The purpose of the call is to hear the Funds' portfolio management team provide an update for the Funds.

-- Dial-in Number: (866) 865-6631; International (706) 679-1727; and Passcode # 88747157. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (800) 585-8367; International (404) 537-3406; and Passcode # 88747157. The replay will be available after the call until 11:59 P.M. Eastern Time on Friday, March 8, 2013.

FTA has served as the Funds' investment advisor since the Funds' inception. FTA, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of over $63 billion as of December 31, 2012 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Energy Income Partners, LLC ("EIP") serves as the Funds' investment sub-advisor and provides advisory services to a number of investment companies and partnerships for the purpose of investing in MLPs and other energy infrastructure securities. EIP is one of the early investment advisors specializing in this area. As of December 31, 2012, EIP managed or supervised approximately $2.8 billion in client assets.

If you have questions about the Funds that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com and refer to EIP by Wednesday, February 6, 2013, 6:00 P.M. Eastern Time. The Funds' daily closing prices and net asset values per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784


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Source:  First Trust Advisors L.P.